As filed with the Securities and Exchange Commission on September 9, 2020

Registration No. 333-245027

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

MICT, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-0016420
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

28 West Grand Avenue, Suite 3,
Montvale, NJ 07645
(201) 225-0190

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Darren Mercer
President and Chief Executive Officer
MICT, INC.
28 West Grand Avenue, Suite 3
Montvale, NJ 07645
(201) 225-0190

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth R. Koch, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
Chrysler Center, 666 Third Avenue
New York, NY 10017
(212) 935-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The selling stockholder may not sell these securities until the Securities and Exchange Commission declares the registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 2020

PROSPECTUS

MICT, Inc.

27,606,926 Shares of
Common Stock

This prospectus relates to the resale by the selling stockholders of up to an aggregate of 27,606,926 shares of common stock, par value $0.001 per share (the “Common Stock”), of MICT, Inc. (“MICT,” “we,” “us” or the “Company”). The number of shares of Common Stock offered for sale by such selling stockholders consists of (i) 6,363,636 shares of Common Stock issued upon exchange of all of the previously outstanding shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share, with a stated value of $2.20 per share (the “Series A Preferred”), issued pursuant to a Securities Purchase Agreement dated June 4, 2019 (the “Series A SPA”) for shares of Common Stock; (ii) 4,772,727 shares of Common Stock issuable upon the exercise of certain warrants issued to the holders of Series A Preferred pursuant to the Series A SPA (the “Warrants”); (iii) 13,636,363 shares of Common Stock issued upon conversion of certain convertible promissory notes (the “Convertible Notes”), issued pursuant to a series of securities purchase agreements with various purchasers identified therein, as amended from time to time (the “SPAs”); (iv) 1,634,200 shares of Common Stock held by D.L. Capital Ltd., an entity controlled by David Lucatz, our former Chief Executive Officer and a member of our board of directors (the “DL Capital Shares”); and (v) 1,200,000 shares of Common Stock to be issued to certain service providers of the Company.

We are registering these shares on behalf of the selling stockholders, to be offered and sold by them from time to time, to satisfy certain registration rights that we have granted to the selling stockholders. The selling stockholders identified in this prospectus, or their respective transferees, pledgees or donees, or their respective successors, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may resell the shares of common stock directly or through one or more underwriters, broker-dealers or agents. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution” on page 11. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 9.

Our registration of the shares of Common Stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. No underwriter or other person has been engaged to facilitate the sale of the shares in this offering. The selling stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of shares of our Common Stock.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “MICT.” The last reported sale price of our Common Stock on September 8, 2020 was $5.93 per share.

Investing in our Common Stock is highly speculative and involves a significant degree of risk. Please consider carefully the specific factors set forth under “Risk Factors” on page 4 of this prospectus and in our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2020

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of Common Stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find Additional Information” and “Information Incorporated by Reference” in this prospectus.

We have not authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of Common Stock other than the shares of Common Stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “MICT,” the “Company,” “we,” “us” and “our” refer to MICT, Inc.

ii

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before investing in our securities. Important information is incorporated by reference into this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” together with the additional information described under “Information Incorporated by Reference.”

OVERVIEW

MICT, Inc.

MICT, Inc.
28 West Grand Avenue, Suite 3
Montvale, New Jersey 07645
201-225-0190

MICT was formed as a Delaware corporation on January 31, 2002. On March 14, 2013, MICT changed its corporate name from Lapis Technologies, Inc. to Micronet Enertec Technologies, Inc. On July 13, 2018, following the sale of its former subsidiary Enertec Systems Ltd., MICT changed its name from Micronet Enertec Technologies, Inc. to MICT, Inc. MICT’s shares have been listed for trade on The Nasdaq Capital Market (“Nasdaq”) since April 29, 2013.

Prior to the Merger (as defined below), MICT operated primarily through its Israel-based subsidiary, Micronet Ltd. (“Micronet”). Micronet operates in the growing commercial Mobile Resource Management (“MRM”) market. Micronet, through both its Israeli and U.S. operational offices, designs, develops, manufactures and sells rugged mobile computing devices that provide fleet operators and field workforces with computing solutions in challenging work environments. Micronet’s vehicle portable tablets are designed to increase workforce productivity and enhance corporate efficiency by offering computing power and communication capabilities that provide fleet operators with visibility into vehicle location, fuel usage, speed and mileage. Furthermore, users are able to manage the drivers in various aspects, such as: driver behavior, driver identification, reporting hours worked, customer/organization working procedures and protocols, route management and navigation based on tasks and time schedule. End users may also receive real time messages for various services, such as pickup and delivery, repair and maintenance, status reports, alerts, notices relating to the start and ending of work, digital forms, issuing and printing of invoices and payments. Through its SmartHub product, Micronet provides its consumers with services such as driver recognition, identifying and preventing driver fatigue, recognizing driver behavior, preventive maintenance, fuel efficiency and an advanced driver assistance system. In addition, Micronet provides third party telematics service providers, or TSPs, a platform to offer services such as “Hours of Service.” Micronet previously commenced and continues to evaluate integration with other TSPs.

Micronet is currently entering the video analytics device market by developing an all in-one video telematics device known as Micronet SmartCam. Micronet SmartCam is based on the powerful and flexible Android platform, and is expected to be a ruggedized, integrated, and ready-to-go smart camera supporting complete telematics features designed for in-vehicle use. Coupled with vehicle-connected interfaces, state of the art diagnostic capabilities, and two cameras, it offers video analytics and telematics services addressing safety, vehicle health, and tracking needs of commercial fleets. MICT believes that Micronet SmartCam provides a versatile, advanced, and affordable mobile computing platform for a variety of fleet management and video analytics solutions. The powerful computing platform, coupled with the Android 9 operating system, allows its customers to run their applications or pick and choose a set of applications and services from the Micronet marketplace. Micronet’s customers consist primarily of application service providers, or ASPs, and solution providers specializing in the MRM market. These companies sell Micronet’s products as part of their MRM systems and solutions. Currently, Micronet does not sell directly to end users. Micronet customers are generally MRM solution and service providers, ASP providers in the transportation market, including long haul, local fleets’ student transportation (yellow busses) and fleet and field management systems for construction and heavy equipment. Micronet products are used by customers worldwide.

Global Fintech Holdings Intermediate Ltd.

28 West Grand Avenue, Suite 3

Montvale, New Jersey 07645

201-225-0190

Global Fintech Holdings Intermediate Ltd., a British Virgin Islands company (“Intermediate”), believes it has been well positioned to establish itself as a financial technology company with a significant China marketplace and in other areas of the world. Intermediate has been in the process of building various platforms for business opportunities in various verticals and technology segments it can capitalize on, and it will continue to add the capabilities of such platforms through acquisition or license of technologies to support these efforts in the different market segments as more fully described below. By building secure, reliable and scalable platforms with the high volume processing capability, Intermediate believes it is able to provide customized solutions that address the needs of a very diverse client base.

Intermediate’s management has over 15 years’ experience in dealing with the largest websites and portals on resale of products in China and deep connections with local governments. Taking advantage of their profound experience and deep connections, such management is seeking to secure material contracts in valuable market segments in China and have now developed good opportunities, which will allow Intermediate to access the following market segments: (i) stock trading, (ii) oil and gas trading, (iii) insurance brokerage and (iv) recyclable metal trading.

Pursuant to the Agreement and Plan of Merger, entered into on November 7, 2019 and amended and restated on April 15, 2020 (the “Merger Agreement”), by and among MICT, Intermediate, MICT Merger Subsidiary Inc., a British Virgin Islands company and a wholly-owned subsidiary of MICT (“Merger Sub”) and Global Fintech Holding Ltd., as the sole shareholder of Intermediate (“GFH”), Merger Sub merged with and into Intermediate, with Intermediate continuing as the surviving entity, as a result of which Intermediate became a wholly owned subsidiary of MICT (the “Merger”).

Corporate Information

MICT Inc. was formed as a Delaware corporation on January 31, 2002. On March 14, 2013, the Company changed its corporate name from Lapis Technologies, Inc. to Micronet Enertec Technologies, Inc. On July 13, 2018, following the sale of its former subsidiary Enertec Systems Ltd., the Company changed the Company name from Micronet Enertec Technologies, Inc. to MICT, Inc. Our shares have been listed for trade on the Nasdaq Capital Market since April 29, 2013. As a result of the Merger, Intermediate became a wholly-owned subsidiary of MICT.

Our Internet address is www.mict-inc.com. We have included our website address as a factual reference and do not intend it to be an active link to our website. The information that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our Common Stock.

The Offering

The selling stockholders named in this prospectus may offer and sell up to 27,606,926 shares of our common stock, par value $0.001 per share (the “Common Stock”). The number of shares of Common Stock offered for sale by such selling stockholders consists of (i) 6,363,636 shares of Common Stock issued upon the exchange of all of the previously outstanding shares of the our Series A Convertible Preferred Stock, par value $0.001 per share, with a stated value of $2.20 per share (the “Series A Preferred”), issued pursuant to a Securities Purchase Agreement, dated June 4, 2019 (the “Series A SPA”) for shares of Common Stock; (ii) 4,772,727 shares of Common Stock issuable upon the exercise of certain warrants issued to the holders of Series A Preferred pursuant to the Series A SPA (the “Warrants”); (iii) 13,636,363 shares of Common Stock issued upon conversion of certain convertible promissory notes (the “Convertible Notes”), previously issued pursuant to a series of securities purchase agreements with various purchasers identified therein, as amended from time to time (the “SPAs”); (iv) 1,634,200 shares of Common stock held by D.L. Capital Ltd., an entity controlled by David Lucatz, our former Chief Executive Officer and a member of our board of directors (the “DL Capital Shares”); and (v) 1,200,000 shares of Common Stock to be issued to certain service providers. MICT held a special meeting of its stockholders and obtained, in accordance with Nasdaq Listing Rule 5635(a), shareholder approval (the “Shareholder Approval”) for the issuance of shares of Common Stock underlying the Convertible Notes (as defined herein). The Convertible Notes and the Series A Preferred converted into shares of Common Stock on September 9, 2020.

Our common stock is currently listed on The Nasdaq Capital Market under the symbol “MICT.” We will not receive any of the proceeds of sales by the selling stockholders of any of the shares covered by this prospectus. When we refer to the selling stockholders in this prospectus, we are referring to the purchasers of the foregoing securities, and their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

THE OFFERING

Shares of Common Stock that may be Offered by the Selling Stockholders	Up to 27,606,926 shares.
Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock by the selling stockholders. However, if the Warrants are exercised in full, we would receive gross proceeds of approximately $4,820,454.27. We currently intend to use such proceeds, if any, for working capital and general corporate purposes.
Offering Price	The selling stockholder may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.
The Nasdaq Capital Market Symbol	MICT
Risk Factors	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” on page 4 of this prospectus, and any other risk factors described in the documents incorporated by reference herein, for a discussion of certain factors to consider carefully before deciding to invest in our Common Stock.

When we refer to the selling stockholders in this prospectus, we are referring to the selling stockholders identified in this prospectus and, as applicable, its donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. Prior to making a decision about investing in our Common Stock, you should carefully consider the risks, uncertainties and assumptions discussed under (i) the section entitled “Risk Factors” in our definitive proxy statement on Schedule 14A, filed with the SEC on August 12, 2020 and (ii) Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 19, 2020, as updated by our subsequent filings with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated herein by reference, together with the information in this prospectus and any other information incorporated by reference into this prospectus. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.” Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition or results of operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in our Common Stock.

DESCRIPTION OF THE PRIVATE PLACEMENTS

June 2019 Private Placements and Related Transactions

On June 4, 2019, we entered into the Series A SPA with the purchasers named therein (the “Series A Preferred Purchasers”), pursuant to which we agreed to sell 3,181,818 shares of Series A Preferred. The Series A Preferred, which were exchanged for 6,363,636 shares of Common Stock, were sold together with Warrants to purchase up to 4,772,727 shares of Common Stock (representing 75% of the aggregate number of shares of Common Stock into which the Series A Preferred are convertible), for aggregate gross proceeds of $7.0 million to MICT (the “Series A Preferred Offering”).

The Series A Preferred were convertible into Common Stock at the option of each holder of Series A Preferred at any time and from time to time (subject to the Company’s Certificate of Incorporation having sufficient authorized Common Stock to effect such conversion, as described in Proposal 4 of the Company’s definitive proxy statement on Schedule 14A, filed with the SEC on August 12, 2020 (the “Proxy Statement”), and incorporated herein by reference), and shall convert automatically upon the occurrence of certain events. The requisite holders of the Series A Preferred have waived any and all dividends payable to them. The holders of Series A Preferred were entitled to vote together with the holders of Common Stock as a single class on as-converted basis, and the holders of a majority-in-interest of the Series A Preferred were entitled to appoint an independent director to the Company’s board of directors (the “Series A Preferred Director”). The Series A SPA provides for customary registration rights.

On September 8, 2020, the holders of the Series A Preferred Stock entered into exchange agreements with the Company (the “Exchange Agreements”) pursuant to which they converted each share of Series A Preferred Stock into two shares of Common Stock.

The Warrants have an exercise price of $1.01 (subject to customary adjustment in the event of future stock dividends, splits and the like), which is above the average price of the Common Stock during the five trading days preceding the Series A SPA, and are exercisable immediately (subject to the Company’s Certificate of Incorporation having sufficient authorized Common Stock to effect such conversion, as described in Proposal 4 of the Proxy Statement, which is incorporated by reference herein, until the earlier of (i) two years from the date of issuance or (ii) the later of (a) 180 days after the closing by the Company of a change of control transaction, or (b) the Company’s next debt or equity financing of at least $20 million.

The securities sold in the Series A Preferred Offering were issued in reliance on an exemption from registration under Regulation S of the Securities Act of 1933, as amended (“Regulation S”). The bases for the availability of this exemption include the facts that the sales of the securities were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to an offshore transaction, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

The Series A Preferred is governed by an Amended and Restated Certificate of Designation of the Preferences, Rights and Limitations of the Series A Preferred, which was filed with the Secretary of State of the State of Delaware (the “Delaware SOS”) on December 30, 2019 (the “Series A CoD”).

The foregoing description of the Series A Preferred Offering is qualified in its entirety by reference to the Series A SPA, the Warrants and the Series A CoD (the “Series A Preferred Offering Documents”), each of which has been filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find Additional Information” and “Information Incorporated by Reference.” The representations, warranties and covenants contained in the Series A Preferred Offering Documents were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to the Series A Preferred Offering Documents, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Series A Preferred Offering Documents are incorporated herein by reference only to provide information regarding the terms of the Series A Preferred Offering Documents, and not to provide any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

The April 2020 Private Placement

On April 21, 2020, the Company entered into a series of securities purchase agreements (the “Securities Purchase Agreements”) with certain investors identified therein (the “Purchasers”) pursuant to which, among other things, the Purchasers agreed to purchase from the Company certain convertible notes (the “Convertible Notes”) with an aggregate principal amount of approximately $15 million (the “Convertible Notes Offering”). The Convertible Notes are convertible into shares of Common Stock at a conversion price of $1.10 per share (the “Conversion Shares”). The Convertible Notes were generally due two years from the date of issuance, except that a certain convertible note was due five years from the date of issuance. The Company is obligated to pay interest to the Purchasers on the outstanding principal amount at the rate of 1.0% per annum, payable on each conversion date, in cash or, at the Company’s option, in shares of Common Stock.

Upon receipt of Shareholder Approval, which the company obtained on September 3, 2020, and an amendment to the Company’s Certificate of Incorporation to increase the authorized shares of Common Stock to allow for the full conversion of the Convertible Notes into Common Stock, which occurred on September 8, 2020, the Convertible Notes automatically, and without any further action required by MICT, converted into an aggregate of 13,636,363 shares of Common Stock (the “Forced Conversion”).

The Convertible Notes contained anti-dilution provisions and standard negative covenants customary for transactions of this type. The events of default were also customary for transactions of this type, including default in timely payment of principal or interest, failure to observe or perform any covenant or agreement contained in the Convertible Notes or any other transaction documents, the commencement of bankruptcy or insolvency proceedings, ineligibility of Common Stock for listing or quotation on a trading market or failure to timely deliver conversion shares underlying the Convertible Notes. Upon the occurrence of certain events, the Purchasers were permitted to require the Company to redeem the Convertible Notes, including any interest that has accrued thereunder, for cash.

The Securities Purchase Agreements provide for customary registration rights, pursuant to which the Company is obligated to, among other things, (i) file the Resale Registration Statement with the SEC within 180 days following the consummation of the Merger for purposes of registering the shares of Common Stock underlying the Convertible Notes, and (ii) use its commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the SEC as soon as practicable after filing.

The Company was permitted to voluntarily prepay any portion of the principal amount of the Convertible Notes without the prior written consent of the holders of the Convertible Notes.

The foregoing description of the Convertible Notes and the Securities Purchase Agreements is qualified in its entirety by reference to the form of Convertible Notes and the form of Securities Purchase Agreements (the “Convertible Note Offering Documents”), each of which has been filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find Additional Information” and “Information Incorporated by Reference.” The representations, warranties and covenants contained in the Convertible Note Offering Documents were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to the Convertible Note Offering Documents, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Convertible Note Offering Documents are incorporated herein by reference only to provide information regarding the terms of the Convertible Note Offering Documents, and not to provide any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement and the documents incorporated by reference into this registration statement contain forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act) concerning MICT, GFH, Intermediate, the Merger and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of MICT, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: risks related to the changes in market price of the Common Stock; the ability of MICT and Intermediate to protect their respective intellectual property rights; legislative, regulatory, political and economic developments; and the impact of the COVID-19 pandemic on our business and operations. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere. Except as required by applicable law, MICT undertakes no obligation to revise or update any forward-looking statement, or to make any other forward looking statements, whether as a result of new information, future events or otherwise.

For a discussion of the factors that may cause MICT and Intermediate’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risks associated with the Merger and the effect of the Merger on the businesses of each of MICT and Intermediate, see (i) the section entitled “Risk Factors,” in our Proxy Statement and (ii) Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 19, 2020, as updated by our subsequent filings with the SEC under the Exchange Act.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Common Stock by the selling stockholders named in this prospectus. The selling stockholders will receive all of the proceeds from this offering.

The holders of the Warrants are not obligated to exercise the Warrants, and we cannot predict whether the holders of the Warrants will choose to exercise the Warrants. If the Warrants are exercised in full, we would receive gross proceeds of approximately $4,820,454.27. We currently intend to use such proceeds, if any, for working capital and general corporate purposes.

SELLING STOCKHOLDERS

Unless the context otherwise requires, as used in this prospectus, the “selling stockholders” include the selling stockholders listed below and donees, pledgees, permitted transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer.

This prospectus relates to the sale or other disposition of up to 27,606,926 shares of Common Stock issuable to the selling stockholders, which consist of, as applicable, (i) 13,636,363 shares of Common Stock issued upon conversion of the Convertible Notes, (ii) 6,363,636 shares of Common Stock issued upon exchange of the Series A Preferred for shares of Common Stock, (iii) 4,772,727 shares of Common Stock issuable upon exercise of the Warrants; (iv) 1,200,000 shares of Common Stock to be issued to certain service providers of the Company (the “Service Shares”) and (v) 1,634,200 shares of Common stock held by D.L. Capital Ltd., an entity controlled by David Lucatz, a member of our board of directors and our former Chief Executive Officer. The Convertible Notes, the Series A Preferred, the Warrants and the Service Shares shall collectively be called the “Securities”.

The table below, which has been prepared based upon the information furnished to us by the selling stockholders and/or our transfer agent as of the date of this prospectus, lists the selling stockholders and other information regarding the beneficial ownership of the shares of Common Stock held by each of the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on its ownership of Common Stock as of September 9, 2020, assuming conversion and/or exercise, as applicable, of all of the Securities held by the selling stockholders on that date, without regard to any limitations on exercises. The fourth column lists the shares of Common Stock being offered by this prospectus by the selling stockholders, and the fifth column lists the shares of Common Stock remaining following the sale of such shares, assuming they are sold in their entirety and that the selling stockholders do not acquire any additional shares before the completion of this offering. The percentage of shares beneficially owned by the selling stockholders in the third column is based on 53,306,069 shares of our common stock issued and outstanding as of September 9, 2020. The percentage of shares beneficially owned by the selling stockholders in the sixth column is based on 53,306,069 shares outstanding following the issuance of shares of Common Stock upon the conversion or exercise of the Securities.

We cannot give an estimate as to the number of shares of Common Stock that will actually be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their Common Stock, as applicable, under the offering contemplated by this prospectus or may acquire additional shares of Common Stock. The aggregate total number of shares of Common Stock that may be sold hereunder will not exceed the number of shares of Common Stock offered hereby.

In accordance with certain registration rights granted in connection with the issuance of the Securities, this prospectus generally covers the resale of that number of shares of Common Stock equal to the number of shares of Common Stock issuable upon conversion or exercise, as applicable, of the Securities, determined as if the Securities were converted or exercised, as applicable, in full, in each case as of the trading day immediately preceding the date this registration statement was initially filed with the SEC.

	Prior to Offering					After Offering
Name of Selling Security Holder	Number of Shares Beneficially Owned(1)		Percentage of Shares Beneficially Owned	Number of Shares Offered		Number of Shares Beneficially Owned(2)	Percentage of Shares Beneficially Owned
China Strategic Investments Limited(3)	12,045,883		21.70%	12,045,883		–	*
Mark Anthony Crump Hanson	1,054,546		1.98%	1,054,546		–	*
Entities affiliated with Hadron(4)	4,835,000		8.66%	4,835,000		–	*
David Lucatz and D.L. Capital Ltd.	1,934,200	(5)(a)	3.61%	1,634,200	(5)(b)	300,000	*
Adrian McAlpine	118,364		*	118,364		–	*
Alistair Hunter	72,727		*	72,727		–	*
Alexander Catto	118,182		*	118,182		–	*
Andrew Martin Sciama	210,000		*	210,000		–	*
Benjamin H Griswold	45,455		*	45,455		–	*
Benjamin White(3)(6)	12,273,156		22.11%	227,273		–	*
Bernard Dreesman	181,818		*	181,818		–	*
Carltane (International) Limited	236,364		*	236,364		–	*
Caroline Louise Swallow	112,727		*	112,727		–	*
Daniel Whomes	73,273		*	73,273		–	*
Sasza Bandiera	39,454		*	39,454		–	*
Gary Smith	36,364		*	36,364		–	*
Boxerdome FZE	181,818		*	181,818		–	*
Geraldine Hunter	43,636		*	43,636		–	*
Grahame David Chilton	112,727		*	112,727		–	*
Ian Gray	112,727		*	112,727		–	*
Jack Barton	129,636		*	129,636		–	*
Jack S Griswold	45,455		*	45,455		–	*
John Blair Timothy Giddings	116,364		*	116,364		–	*
Joshua Heffler	90,909		*	90,909		–	*
Mark Krais	116,364		*	116,364		–	*
Michael Ernest Sciama	210,000		*	210,000		–	*
Peter Joan Beck	112,727		*	112,727		–	*
Pugh Davies Properties Ltd	136,364		*	136,364		–	*
Richard Nigel Sciama	210,000		*	210,000		–	*
Robert Langford	116,364		*	116,364		–	*
Simon Prior-Palmer	2,338,760		4.39%	815,202		1,523,558	3.72
Steven Fox	9,091		*	9,091		–	*
Zulfiqur Al Tanveer Haider	338,182		*	338,182		–	*
Patrick Antony Tilley	116,364		*	116,364		–	*
Hawk Investments Fund SPC Ltd.	2,727,273		5.12%	2,727,273		–	*
Ellenoff, Grossman & Schole, LLP	272,727		*	272,727		–	*
Richard Armstrong	25,000		*	25,000		–	*
Ian Sandler	100,000			100,000		–	*
Cushman Holdings Limited	300,000		*	300,000		–	*
The White Partnership LLC	50,000		*	50,000		–	*
Stuart Mercer(7)	76,364		*	76,364		–	*

*	Less than one percent

(1)	Based on 53,306,069 shares of our common stock issued and outstanding as of September 9, 2020.

(2)	Assumes that all of the share of Common Stock of the selling stockholders covered by this prospectus are sold, and that the selling stockholders do not acquire any additional shares of Common Stock before the completion of this offering.
(3)	Consists of (i) 2,954,544 shares of Common Stock issued upon exchange of 1,477,272 shares of Series A Preferred for shares of Common Stock, (ii) 2,215,908 shares of Common Stock issuable upon exercise of the Series A Warrants, (iii) 6,423,158 shares of Common Stock issued upon conversion of the Convertible Notes held by China Strategic Investment Limited and (iv) 452,273 shares of Common Stock. China Strategic Investment Limited is the nominee for the entity’s 17 members. Benjamin White is the managing member of China Strategic Investment Limited with the power to vote and dispose of such shares. Mr. White disclaims beneficial ownership except to the extent of his pecuniary interest thereon. As described herein, the Company shall file a resale registration statement which, in part, shall register the pro rata distribution of the shares held by China Strategic Investment Limited to all of its members.
(4)	Consists of (i) 2,318,184 shares of Common Stock issued upon exchange of 1,159,092 shares of Series A Preferred and (ii) 2,516,816 shares of Common Stock issuable upon exercise of the Series A Warrants held by Hardon Master Fund, Hadron Master Fund II, and Hadron Alpha Select Fund. Marco D’Attanasio is the Managing Member of the Hadron funds and has the sole power to vote and dispose of the shares held by the Hadron funds. Mr. D’Attansio disclaims beneficial ownership except to the extent of his pecuniary interest thereon.
(5)	(a) Consists of 1,634,200 shares of shares of Common Stock held by D.L. Capital Ltd. (“DLC”) and 300,000 shares of Common Stock that are issuable upon the exercise of options within 60 days from July 15, 2020, held by Mr. Lucatz. David Lucatz is the controlling shareholder, Chief Executive Officer and Chairman of the Board of Directors of DLC and may be deemed to have beneficial ownership with respect to all shares held by DLC. (b) Consists of 1,634,200 shares of shares of Common Stock held by D.L. Capital Ltd. (“DLC”). David Lucatz is the controlling shareholder, Chief Executive Officer and Chairman of the Board of Directors of DLC and may be deemed to have beneficial ownership with respect to all shares held by DLC.
(6)	Consists of 227,273 shares of Common Stock held by Benjamin White.
(7)	Includes 40,002 shares of Common Stock issuable upon the exercise of the Series A Warrants.

PLAN OF DISTRIBUTION

We are registering shares of Common Stock issuable upon conversion, exchange or exercise, as applicable, of the Securities to permit the resale of such shares of Common Stock by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of such shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected:

●	in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	by block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	in an exchange distribution in accordance with the rules of the applicable exchange;

●	in privately negotiated transactions;

●	by short sales;

●	by sales pursuant to Rule 144;

●	by broker-dealers who may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

●	by a combination of any such methods of sale; and

●	by any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholders will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock, estimated to be $65,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, or we may be entitled to contribution.

Once sold under this registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

General

MICT is currently authorized to issue 265,000,000 shares of capital stock consisting of 250,000,000 shares of Common Stock and 15,000,000 shares of preferred stock, of which 1,818,182 shares are designated as Series B Preferred Stock. As of September 9, 2020, 53,306,069 shares of Common Stock have been issued and are outstanding, and 1,818,182 shares of Series B Preferred Stock have been issued and are outstanding.

Common Stock

Holders of Common Stock are entitled to one vote per share. MICT’s certificate of incorporation, as amended, does not provide for cumulative voting. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of Common Stock are entitled to share ratably in all of MICT’s assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

MICT is authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, all of 1,818,181 are currently outstanding. The shares of preferred stock may be issued in series, and each such series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the certificate of designation relating to such series, as approved by MICT’s board of directors and filed with the Delaware Secretary of State.

Prior to the issuance of any series of preferred stock, MICT will further amend its certificate of incorporation by way of a certificate of designation designating such series and its terms. MICT will file a copy of the certificate of designation that contains the terms of each such series of preferred stock with the Delaware Secretary of State and the SEC each time MICT issues a new series of preferred stock. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions, including, as applicable:

●	the designation, stated value and liquidation preference of the series;

●	the number of shares within the series;

●	the offering price;

●	the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

●	any redemption or sinking fund provisions;

●	the amount that shares of the series shall be entitled to receive in the event of MICT’s liquidation, dissolution or winding-up;

●	the terms and conditions, if any, on which shares of the series shall be convertible or exchangeable for shares of MICT’s stock of any other class or classes, or other series of the same class;

●	the voting rights, if any, of shares of the series; the status as to reissuance or sale of shares of the series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;

●	the conditions and restrictions, if any, on the creation of indebtedness by MICT or by any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to the shares of the series as to dividends or upon liquidation; and

●	he conditions and restrictions, if any, on the creation of indebtedness by MICT or by any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to the shares of the series as to dividends or upon liquidation; and

●	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of the series.

The issuance of any preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. The ability of MICT’s board of directors to issue preferred stock could discourage, delay or prevent a takeover or other corporate action.

Series A Convertible Preferred Stock

The following is a summary of the material terms of the Series A Preferred. This summary is not complete. The following summary of the terms and provisions of the Series A Preferred is qualified in its entirety by reference to the amended Series A CoD, the form of which has been filed as an exhibit to MICT’s Current Report on Form 8-K filed with the SEC on January 2, 2020. Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Certificate of Designation.

General

MICT’s board of directors has designated up to 3,181,818 shares of the 5,000,000 authorized shares of preferred stock as Series A Preferred, none of which are currently issued and outstanding. Each share of Series A Preferred has a stated value of $2.20 per share, subject to increase as further described in the Certificate of Designation (the “Series A Stated Value”).

Rank

The Series A Preferred Stock shall, with respect to dividends and liquidation rights, rank senior to the junior securities.

Conversion

Each share of Series A Preferred is initially convertible into shares of Common Stock (subject to adjustment as provided in the Series A CoD) at any time at the option of the holder at a conversion price equal to $1.10 (subject to adjustment as provided in the Series A CoD). Holders of Series A Preferred will be prohibited from converting the Series A Preferred into shares of Common Stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of Common Stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to MICT.

Liquidation Preference

In the event of MICT’s liquidation, dissolution or winding-up (a “Liquidation”), holders of shares of Series A Preferred will be entitled to receive an amount equal to the Series A Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under the Series A CoD, for each share of preferred stock before any distribution or payment shall be made to the holders of any junior securities, and if the assets of MICT shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders will be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Merger is not deemed to be a Liquidation.

Voting Rights

Holders of Series A Preferred will vote together with the holders of the Common Stock as a single class on an as-converted basis on all matters presented to the holders of Common Stock and will vote as a separate class on all matters presented to the holders of preferred stock. In addition, without the approval of the holders of at least fifty percent (50%) of the outstanding Series A Preferred, MICT will not, among other things, (i) except with respect to the Merger, sell all or substantially all of its assets, merge or consolidate with another entity (other than a merger in which the stockholders of MICT continue to own at least fifty percent (50%) of the outstanding voting securities of the surviving corporation) or voluntarily liquidate or dissolve MICT, (ii) alter or change the rights, preferences or privileges of the preferred stock, (iii) authorize the issuance of securities having a preference over or on parity with the preferred stock, (iv) except with respect to the Merger, redeem any shares of capital stock of MICT (other than any redemption of securities from officers or employees of MICT pursuant to existing contractual arrangements with such officers or employees or in connection with the termination of their employment). Nothing therein shall prevent MICT from taking all action necessary to give effect to the treatment of the MICT Options (as defined in the Merger Agreement) pursuant to Section 2.6 thereof.

Dividends

The requisite holders of the Series A Preferred have waived any and all dividends payable to them.

Redemption

MICT is not obligated to redeem or repurchase the Series A Preferred. Shares of Series A Preferred are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing

MICT does not plan on making an application to list the Series A Preferred on any national securities exchange or other nationally recognized trading system.

Series B Convertible Preferred Stock

The following is a summary of the material terms of the Series B Preferred. This summary is not complete. The following summary of the terms and provisions of the Series B Preferred is qualified in its entirety by reference to the Series B CoD. Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Series B CoD.

General

MICT’s board of directors has designated up to 1,818,182 shares of the 5,000,000 authorized shares of preferred stock as Series B Preferred, all 1,818,182 of which are currently issued and outstanding. Each share of Series B Preferred has a stated value of $1.10 per share, subject to adjustment as further described in the Certificate of Designation (the “Series B Stated Value”).

Rank

The Series B Preferred shall, with respect to dividends and liquidation rights, rank senior to the junior securities.

Conversion

Upon the terms and subject to the limitations on conversion and the conditions thereinafter set forth, at any time after MICT shall have received shareholder approval until no shares of Series B Preferred remain outstanding, each share of Series B Preferred is initially convertible into shares of Common Stock (subject to adjustment as provided in the Series B CoD) at any time at the option of the holder at a conversion price equal to the Stated Value, divided by $1.10. Holders of Series B Preferred will be prohibited from converting the Series B Preferred into shares of Common Stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 19.99% of the total number of shares of Common Stock then issued and outstanding.

Liquidation Preference

In the event of MICT’s Liquidation, holders of Series B Preferred will be entitled to receive an amount equal to the Series B Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under the Series B CoD, for each share of Series B Preferred before any distribution or payment shall be made to the holders of any junior securities, and if the assets of MICT shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders will be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Merger is not deemed to be a Liquidation.

Voting Rights

The Series B Preferred are non-voting.

Dividends

So long as any Series B Preferred shall remain outstanding, neither MICT nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any junior securities. So long as any Series B Preferred shall remain outstanding, neither MICT nor any subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon (other than a dividend or distribution described in Section 7 of the Series B CoD or dividends due and paid in the ordinary course on preferred stock of MICT at such times when MICT is in compliance with its payment and other obligations thereunder), nor shall any distribution be made in respect of, any junior securities as long as any dividends due on the preferred stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any junior securities or shares pari passu with the Series B Preferred.

Redemption

MICT is not obligated to redeem or repurchase any shares of Series B Preferred. The Shares of Series B Preferred are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing

MICT does not plan on making an application to list the Series B Preferred on any national securities exchange or other nationally recognized trading system.

Warrants

MICT currently has issued and outstanding warrants to purchase 6,590,908 shares of MICT Common Stock, which consist of the Warrants and warrants to purchase shares of Common Stock issued to the holder of Series B Preferred Stock.

Units

MICT currently has no outstanding units.

Transfer Agent and Registrar for Common Stock

The current transfer agent and registrar for MICT is Worldwide Stock Transfer, LLC, located at One University Plaza, Suite 505, Hackensack, NJ 07601.

Listing

MICT Common Stock is listed on the Nasdaq Capital Market under the symbol “MICT”.

LEGAL MATTERS

The validity of the shares of Common Stock offered in this prospectus has been passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York.

EXPERTS

The consolidated financial statements of MICT, Inc. as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, have been incorporated by reference herein in reliance upon the report of Ziv Haft, BDO member firm, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Micronet Ltd. as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, have been incorporated by reference herein in reliance upon the report of Ziv Haft, BDO member firm, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Global Fintech Holdings Intermediate Ltd. incorporated on November 4, 2019 under the laws of the British Virgin Islands (“Intermediate”), which comprise of the balance sheet as of December 31, 2019, and the related statements of operations, accumulated other comprehensive loss, changes in stockholders’ deficit and cash flows for period from inception (November 4, 2019 through December 31, 2019, and the related notes to the financial statements, have been incorporated by reference herein in reliance upon the report of RBSM LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act and we therefore file periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

This prospectus constitutes part of a registration statement filed under the Securities Act with respect to the shares of Common Stock covered hereby. As permitted by the SEC’s rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the web site of the SEC referred to above. You may also access our filings with the SEC on our web site, which is located at https://www.mict-inc.com/. The information contained on our web site is not part of this prospectus.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed or incorporated by reference as an exhibit to the registration statement or as an exhibit to our Exchange Act filings, each such statement being qualified in all respects by such reference.

INFORMATION INCORPORATED BY REFERENCE

We are allowed to incorporate by reference information contained in documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete and you should read the information incorporated by reference for more detail. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement and (ii) from the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus (other than Current Reports or portions thereof furnished under Item 2.02 or 7.01 of Form 8-K):

●	our definitive proxy statement filed on Schedule 14A dated August 12, 2020 in connection with the Company’s special meeting of stockholders, filed with the SEC on August 12, 2020;

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 19, 2020;

●	our definitive proxy statement on Schedule 14A, which was filed with the SEC on November 15, 2019 in connection with the Company’s annual meeting of stockholders;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 filed with the SEC on June 16, 2020 and August 14, 2020;

●	our Current Reports on Form 8-K or amendments thereto filed with the SEC on January 2, 2020, January 21, 2020, January 24, 2020, March 19, 2020, April 6, 2020, April 21, 2020, May 14, 2020, May 27, 2020, June 5, 2020, June 11, 2020, July 8, 2020, September 3, 2020 and September 3, 2020, September 4, 2020 and September 4, 2020; and

●	the description of our Common Stock set forth in the registration statement on Form 8-A registering our Common Stock under Section 12 of the Exchange Act, which was filed with the SEC on March 27, 2013, including any amendments or reports filed for purposes of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that is incorporated by reference in this prospectus but not delivered with this prospectus, including exhibits that are specifically incorporated by reference in such documents. You may request a copy of such documents, which will be provided to you at no cost, by writing or telephoning us at the following address or telephone number:

MICT, INC.
28 West Grand Avenue, Suite 3
Montvale, NJ 07645
Attention: Controller
Telephone: (201) 225-0190

27,606,926 Shares

MICT, Inc.

Common Stock

PROSPECTUS

             , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses incurred and to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us. Except for the SEC registration fee, all amounts are estimates.

SEC Registration Fee	$12,183.49
Accounting Fees and Expenses	$25,000
Legal Fees and Expenses	$25,000
Printing, Transfer Agent, and Miscellaneous Expenses	$1,000
Total	$63,183.49

*	To be provided by amendment.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 102 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Section 145 of the Delaware General Corporation Law states:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination:

(1) By a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or

(2) By a committee of such directors designated by majority vote of such directors, even though less than a quorum; or

(3) If there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

(4) By the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

As permitted by Delaware law, our amended and restated certificate of incorporation limits or eliminates the personal liability of our directors to the maximum extent permitted by Delaware law.

Our amended and restated bylaws provide for indemnification of our directors and executive officers to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into indemnification agreements with each of our current directors and executive officers and we intend to enter into new indemnification agreements with certain of our current directors and each of our executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

We also maintain standard policies of insurance under which coverage is provided to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.

The above discussion of our amended and restated certificate of incorporation, our amended and restated bylaws, our indemnification agreements with our current directors and executive officers and Sections 102 and 145 of the Delaware General Corporation Law is not intended to be exhaustive and is respectively qualified in its entirety by such amended and restated certificate of incorporation, such amended and restated bylaws, such indemnification agreements and such statutes.

To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our amended and restated certificate of incorporation, Delaware law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Item
3.1	Amended Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 2, 2020)

4.1	Form of Warrant (incorporated by reference to Exhibit 4.2 filed with the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2019)

4.2	Form of Amended and Restated Convertible Notes (incorporated by reference to Annex A to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on August 12, 2020)

10.1	Form of Securities Purchase Agreement, dated as of April 15, 2020, by and between the Company and the Purchasers listed therein (incorporated by reference to Exhibit 2.1 filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 21, 2020)

10.2	Form of Securities Purchase Agreement for the purchase of shares of Series A Convertible Preferred Stock and Preferred Warrants (incorporated by reference to Exhibit 10.3 filed with the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2019)

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1*	Consent of Ziv Haft, BDO member firm regarding MICT, Inc.

23.2**	Consent of Ziv Haft, BDO member firm regarding Micronet Ltd.

23.3*	Consent of RBSM LLP

23.4*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (contained in Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included in the signature page of this registration statement).

*	Previously as an exhibit to the registration statement on Form S-3 filed on August 12, 2020.

**	Filed herewith

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montvale, New Jersey on September 9, 2020.

MICT, INC.

By:	/s/ Darren Mercer
Darren Mercer, Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Darren Mercer	Chief Executive Officer and Director (Principal Executive Officer)	September 9, 2020
Darren Mercer

/s/ Moran Amran	Controller (Principal Financial and Accounting Officer)	September 9, 2020
Moran Amran

*	Director	September 9, 2020
Jeffrey P. Bailos

	Director	September 9, 2020
Chezy (Yehezkel) Ofir

*	Director	September 9, 2020
David Lucatz

*	Director	September 9, 2020
John M. Scott

By:	/s/ Darren Mercer
Darren Mercer Attorney-in-fact